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                          PAGING NETWORK DO BRASIL S.A.

                        SECURITIES SUBSCRIPTION AGREEMENT

            This Securities Subscription Agreement ("Agreement") is entered into on December 11, 1996 by and among (i) Paging Network do Brasil S.A., a corporation under the laws of Brazil (the "Company"), (ii) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg"), (iii) Paging Network International N.V., a corporation organized and existing under the laws of the Netherlands ("PageNet"), (iv) IVP Paging (Cayman) L.P., an exempt limited partnership organized and existing under the laws of the Cayman Islands ("IPC");
(v) Multiponto Telecomunicacoes Ltda., a limited liability company organized and existing under the laws of Brazil ("Multiponto"), and (vi) TVA Sistema de Televisao S.A., a limited liability company organized and existing under the laws of Brazil ("TVA") (Warburg, PageNet, IPC, Multiponto and TVA are referred to herein each as an "Investor" and collectively as the "Investors").

      WHEREAS, the Company, which is controlled by Warburg, is to receive the investment to be made by the Investors and conduct the activities contemplated hereby;

      WHEREAS, Warburg will cause the Company to increase its capital and issue securities in accordance with the terms and conditions hereof; and

      WHEREAS, San Francisco Communicacoes Ltda., a limited liability company organized and existing under the laws of Brazil ("San Francisco"), is (i) the holder of certain paging licenses granted by the Ministry of Communications,
(ii) entering into certain agreements with the Company to allow the Company to exploit such licenses and (iii) controlled by Joseph Wallach, who is a member of the general partner of IPC;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

SECTION 1.  AUTHORIZATION OF AND SUBSCRIPTION FOR SECURITIES

1.1.     Authorization of Common Stock, Preferred Stock and Subscription Bonds

            (a) Warburg will cause the Company to authorize (i) 50,000 shares of common stock, with no par value (the "Common Stock"), (ii) 63,000 shares of preferred stock, with no par value (the "Preferred Stock") and (iii) the issue of Subscription Bonds (the "Subscription Bonds") for the purchase of an aggregate of 10,000 shares of Common Stock, to be substantially in the form set out in Exhibit A.
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1.2.     Initial Issuance of Common Stock and Preferred Stock

            (a) Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Company shall offer for subscription to the Investors, and the Investors shall subscribe for, the number of shares of Common Stock, at the cash purchase price of Reais Equivalent to U.S.$1.00 per share, set forth opposite their respective names on Schedule 1.2(a) (such shares, collectively, the "Initial Common Stock"). Such sales and purchases shall be effected on the Closing Date by the Company executing and delivering to each Investor, duly registered in its name or in the names of its Board member designee and alternate designee, a duly executed Subscription Bulletin and certified copies of the entries in the book of registration of shares evidencing the Initial Common Stock being purchased by it, against delivery by each Investor to the Company of the purchase price by certified check or wire transfer of immediately available funds to such account as the Company shall designate, which designation shall occur not less than three (3) Business Days prior to the Closing Date.

            (b) Subject to the terms and conditions hereof, on the Closing Date, the Company shall offer for subscription to the Investors, and the Investors shall subscribe to, the number of shares of Preferred Stock, at the cash purchase price of Reais Equivalent to U.S.$1,000 per share, set forth opposite their respective names on Schedule 1.2(b) (such shares, collectively, the "Initial Preferred Stock"). Such sales and purchases shall be effected on the Closing Date by the Company executing and delivering to such Investor, duly registered in its name, a duly executed Subscription Bulletin and certified copies of the entries in the book of registration of shares evidencing the Initial Preferred Stock being purchased by it, against delivery to the Company of the amount set forth opposite its name on Schedule 1.2(b)(1). All cash payments shall be made by certified check or by wire transfer of immediately available funds to such account as the Company shall designate, which designation shall occur not less than three (3) Business Days prior to the Closing Date. Within a reasonable period of time after the Closing (as defined in Section 1.2(c) below) of the sale and purchase of the Initial Preferred Stock pursuant to this Agreement, the Company will reimburse each such Investor for amounts expended by such Investor for equipment, personnel, cash contributions or other approved expenses, a recent estimate of which are as set forth on
Schedule 1.2(b)(2).

            (c) The closing of the sale and purchase of the Initial Common Stock and the Initial Preferred Stock to be purchased pursuant to Section 1.2(b) (the "Closing") shall take place at 10:00 a.m., Sao Paulo, Brazil time, on December 11, 1996, or such other date as the Investors and the Company agree in writing (the "Closing Date"), at the offices of Xavier, Bernardes, Braganca, Av. Brasil, 1980 - 01430-001 Sao Paulo,


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Brazil, or such other location as the Investors and the Company shall mutually select.

            (d) In the event that any Investor fails to subscribe for its pro rata share (as set forth on Schedule 1.3(a)) of Subsequent Preferred Stock pursuant to Section 1.3, the Company may, at its option, exercisable by delivery of written notice to such Investor at any time following such failure, repurchase from such Investor, and such Investor shall sell to the Company, that number of shares of Common Stock equal to the excess of (i) the number of shares of Initial Common Stock owned by such Investor, over (ii) the number of shares of Preferred Stock owned by such Investor, with the effect that such Investor will own the same number of shares of Common Stock and Preferred Stock. Such repurchase and sale shall be at the same price paid for such shares of Common Stock.

1.3.     Subsequent Issuances of Preferred Stock

            (a) Subject to the terms and conditions hereof, from time to time after the Closing Date at the written request of the Board of Directors of the Company (the "Board of Directors"), the Company will offer for subscription to certain of the Investors, and certain of the Investors will subscribe to, Preferred Stock at the cash price of Reais Equivalent to U.S.$1,000 per share, with each such Investor purchasing that number of shares equal to the percentage set forth opposite its name on Schedule 1.3(a) multiplied by the total number of shares of Preferred Stock set forth in the Company's request ("Subsequent Preferred Stock"), provided, however, that in no event shall the aggregate purchase price for Subsequent Preferred Stock subscribed by the Investors exceed U.S.$8,700,000.

            (b) Each sale and purchase of Subsequent Preferred Stock shall be effected on a date as such Investors and the Company agree in writing, but in no event earlier than thirty (30) days after receipt by the Investors of the written request pursuant to paragraph (a) above (a "Subsequent Closing Date"), by the Company executing and delivering to such Investor, duly registered in its name, a duly executed Subscription Bulletin and certified copies of the entries in the book of registration of shares evidencing the Subsequent Preferred Stock being subscribed by it, against delivery by each such Investor to the Company of the purchase price by certified check or wire transfer of immediately available funds to such account as the Company shall designate, which designation shall occur not less than three (3) Business Days prior to such Subsequent Closing Date.

            (c) The obligation of the Initial Stock Investors to subscribe and pay for Subsequent Preferred Stock shall be subject to the condition that on the Subsequent Closing Date there shall exist no event giving rise to a mandatory redemption of the Preferred Stock pursuant to Section 3.1(d)(i) of the Shareholders Agreement.


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1.4.     Subscription Bonds

            Subject to the terms and conditions hereof, on the Closing Date the Company shall issue the Subscription Bonds to each of the Investors named on
Schedule 2.1 to purchase the number of shares of Common Stock set forth opposite their respective names on Schedule 2.1 in accordance with Section 2 below.

1.5.     Several Obligations

            The obligations of the Investors hereunder are several and not joint, and no Investor shall be obligated to subscribe for and purchase any Securities hereunder unless each of the other Investors has subscribed for and purchased the Securities it is obligated to purchase hereunder.

SECTION 2.  SUBSCRIPTION BONDS

2.1.     Issuance of Subscription Bonds

            The Company hereby agrees to issue to each of the persons named on
Schedule 2.1 (each a "Holder"), a subscription bond (a "Subscription Bond"), exercisable for an aggregate of 9,996 shares of the Common Stock of the Company at a purchase price, subject to the provisions of Section 2.4 hereof, of U.S. $1.00 per share (the "Purchase Price"). The Purchase Price and the number and character of such shares of Common Stock are subject to adjustment as provided below.

2.2.     Exercise of Subscription Bond

            The purchase rights evidenced by each Subscription Bond shall be exercised by the Holder surrendering such Subscription Bond, with the form of subscription at the end hereof duly executed by such Holder, to the Company at its office, accompanied by payment, in cash, by certified or official bank check or by wire transfer of an amount equal to the Purchase Price multiplied by the number of shares of Common Stock being purchased pursuant to such exercise of the Subscription Bond on or before the fifth anniversary of the date of such Subscription Bond.

            2.2.1.  Partial Exercise

            Each Subscription Bond may be exercised for less than the full number of shares of Common Stock, in which case the number of shares receivable upon the exercise of such Subscription Bond as a whole, and the sum payable upon the exercise of such Subscription Bond as a whole, shall be proportionately reduced. Upon any such partial exercise, the Company at its expense will forthwith issue to the Holder a new Subscription Bond or Subscription Bonds of like tenor calling for the number of shares of Common Stock as to which rights have not


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been exercised, such Subscription Bond or Subscription Bonds to be issued in the name of the Holder or his nominee (upon payment by such Holder of any applicable transfer taxes).

2.3.     Registration of Stock on Exercise

            Immediately after the exercise of a Subscription Bond and payment of the Purchase Price, the Company, at its expense, will cause to be registered in the Company's book of registration of shares the number of fully paid and non-assessable shares of Common Stock or other securities or property to which such Holder shall be entitled upon such exercise. The Company agrees that the shares of Common Stock so registered shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which the corresponding Subscription Bond shall have been surrendered and payment made for such shares as aforesaid.

2.4.     Adjustments

            The Purchase Price shall be subject to adjustment from time to time in accordance with this Section 2.4. Upon each adjustment of the Purchase Price pursuant to this Section 2.4, the Holder shall thereafter be entitled to acquire upon exercise, at the Purchase Price resulting from such adjustment, the number of shares of the Common Stock obtainable by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares of the Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

            2.4.1.  Adjustment for Stock Dividends

            (a) If and whenever on or after the date of issuance hereof the Company shall declare a dividend or make any other distribution upon the capital stock of the Company payable in Common Stock, any rights to subscribe for or to purchase, or any options or subscription bonds for the purchase of, Common Stock or any stock of other securities convertible or exchangeable for Common Stock, if such rights, options or subscription bonds permit the holder thereof to acquire the Common Stock at a price that is below fair market value (such rights, options or subscription bonds being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), then forthwith upon such declaration of a dividend or other distribution (the "Triggering Transaction"), the Purchase Price shall be reduced to the Purchase Price (calculated to the nearest tenth of a cent) determined by dividing:

                  (i) an amount equal to the product derived by multiplying the Number of Shares of Common Stock Deemed Outstanding immediately prior to the Triggering Transaction by the Purchase Price then in effect, by


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                  (ii) an amount equal to the sum of (x) the Number of Shares of
Common Stock Deemed Outstanding immediately prior to such Triggering Transaction plus (y) the number of shares of Common Stock issued (or issuable if all of such Options or Convertible Securities are exercised or converted as the case may be) in connection with the Triggering Transaction.

            The term "Number of Shares of Common Stock Deemed Outstanding" at any given time shall mean the sum of (i) the number of shares of the Common Stock outstanding at such time, and (ii) the total maximum amount of Common Stock issuable upon the exercise of Options or the conversion or exchange of Convertible Securities.

            For purposes of determining the adjusted Purchase Price under this
Section 2.4.1, Options or Convertible Securities issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

            (b) In case the Company shall at any time subdivide (other than by means of a dividend payable in Common Stock covered by this Section 2.4.1), its outstanding shares of Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased.

            2.4.2. Reorganization, Reclassification, Consolidation, Merger or Sale of Assets

            If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of a Subscription Bond such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Company's Common Stock as would have been received upon exercise of such Subscription Bond at the Purchase Price then in effect. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written


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instrument mailed or delivered to the Holder at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

            2.4.3.  Notices of Record Date, Etc.

            In the event that

            (1) the Company shall declare any cash dividend upon its Common Stock, or

            (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

            (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

            (4) there shall be any capital reorganization or reclassification of the capital stock of the Company, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or

            (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in connection with such event, the Company shall give to the Holder:

                  (i) at least twenty (20) days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                  (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days' prior written notice of the date when the same shall take place.

            Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification,


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consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holder at the address of such Holder as shown on the books of the Company.

            2.4.4.  Adjustment by Shareholders

            If any event occurs as to which, in the opinion of the holders of a majority of the outstanding Preferred Stock, the provisions of this Section 2.4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Purchase Price as otherwise determined pursuant to any of the provisions of this Section 2.4 except in the case of a combination of shares of a type contemplated in Section 2.4.1 and then in no event to an amount larger than the Purchase Price as adjusted pursuant to this
Section 2.4.

            2.4.5.  Officer's Statement as to Adjustments

            Whenever the Purchase Price shall be adjusted as provided in Section
2.4 hereof, the Company shall forthwith file at each office designated for the exercise of this Subscription Bond, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Company, showing in reasonable detail the facts requiring such adjustment and the Purchase Price that will be effective after such adjustment. The Company shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder at his or its address appearing on the Company's book of registration of shares. If such notice relates to an adjustment resulting from an event referred to in Section 2.4.3, such notice shall be included as part of the notice required to be mailed and published under the provisions of Section 2.4.3 hereof.

2.5.     No Impairment

            The Company will not, by amendment of its by-laws or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of any Subscription Bond, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of each Subscription Bond above the amount payable therefor upon such exercise, and at all times will take all such action as may


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be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of each Subscription Bond.

2.6.     Reservation of Stock, etc., issuable on exercise of Subscription
         Bonds

            The Company shall at all times reserve and keep available out of its authorized but unissued stock, solely for the issuance and delivery upon the exercise of each Subscription Bond and other similar Subscription Bonds, such number of its duly authorized shares of Common Stock as from time to time shall be issuable upon the exercise of each Subscription Bond and all other similar warrants at the time outstanding.

2.7.     Replacement of Subscription Bond

            Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Subscription Bond and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to it, or (in the case of mutilation) upon surrender and cancellation thereof, the Company will issue, in lieu thereof, a new Subscription Bond of like tenor.

2.8.     Remedies

            The Company stipulates that the remedies at law of the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of a Subscription Bond are not and will not be adequate, and that the same may be specifically enforced.

2.9.     Negotiability, etc.

            Each Subscription Bond is issued upon the following terms, to all of which each taker or owner thereof consents and agrees:

            (a) Subject to the legend appearing in Section 2.11 hereof, title to a Subscription Bond may be transferred by endorsement (by the Holder executing a form of assignment including guaranty of signature) and delivery in the same manner as in the case of a negotiable instrument transferable by endorsement and delivery.

            (b) Any person in possession of a Subscription Bond properly endorsed is authorized to represent himself as absolute owner thereof and is granted power to transfer absolute title thereto by endorsement and delivery thereof to a bona fide purchaser thereof for value; each prior taker or owner waives and renounces all of his equities or rights in a Subscription Bond in favor of every such bona fide purchaser, and every such bona fide


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purchaser shall acquire title thereto and to all rights represented hereby and thereby.

            (c) Until a Subscription Bond is transferred on the books of the Company, the Company may treat the registered Holder as the absolute owner thereof for all purposes without being affected by any notice to the contrary.

            (d) Prior to the exercise of a Subscription Bond, the Holder shall not be entitled to any rights of a stockholder of the Company with respect to shares for which the Subscription Bond shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

            (e) The Company shall not be required to pay any federal or state transfer tax or charge in Brazil or the United States that may be payable in respect of any transfer involved in the transfer or delivery of a Subscription Bond or the entry in the book of registration of shares of Common Stock or the entry in the book of transfer of shares of Common Stock upon the exercise of a Subscription Bond until any and all such taxes and charges shall have been paid by the Holder or until it has been established to the Company's satisfaction that no such tax or charge is due.

2.10.    Subdivision of Bonds

            Each Subscription Bond (as well as any new Subscription Bonds issued pursuant to the provisions of this Section) is exchangeable, upon the surrender thereof by the Holder, at the principal office of the Company, for any number of new Subscription Bonds of like tenor and date representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock of the Company which may be subscribed for and purchased hereunder.

2.11.    Legends

            All Subscription Bonds shall be in substantially the form as Exhibit A attached hereto and shall bear the following legends:

            THIS SUBSCRIPTION BOND AND THE SECURITIES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAW OF BRAZIL OR ANY OTHER JURISDICTION (THE "SECURITIES LAWS"), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER APPLICABLE SECURITIES LAWS OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO PAGING NETWORK DO BRASIL S.A., QUALIFIES AS AN EXEMPT TRANSACTION


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UNDER APPLICABLE SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED
THEREUNDER.

            THIS SUBSCRIPTION BOND AND THE SECURITIES ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO THE TERMS OF THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED AS OF DECEMBER 11, 1996, BY AND AMONG PAGING NETWORK DO BRASIL S.A. AND CERTAIN INVESTORS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF THIS AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF PAGING NETWORK DO BRASIL S.A. AND IS AVAILABLE UPON REQUEST.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Investors that:

3.1.     Corporate Organization

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Brazil. Attached hereto as Exhibit B is a true and complete copy of the by-laws of the Company, as amended through the date hereof and duly registered with the Board of Commerce of the State of Sao Paulo (the "by-laws").

            (b) The Company has been recently formed by the conversion of a limited liability company and does not yet conduct any material business. The Company has imported certain equipment necessary to set up a paging system and such equipment constitutes the Company's assets; its only liabilities are those incurred in connection with the Company's formation and the acquisition of such equipment.

            (c) The Board of Directors has authorized the execution, delivery and performance of this Agreement, and each of the transactions contemplated hereby. No other action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity. The Board of Directors has authorized the issuance of the Common Stock, the Preferred Stock and the Subscription Bonds (including the Common Stock issuable thereunder, the "Subscription Bonds Stock"), and upon the execution and delivery thereof, each Subscription Bond will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally.


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3.2.     Subsidiaries

            The Company on the date hereof does not, and on the Closing Date will not, have any equity investment in any other company or legal entity.

3.3.     Capitalization

            (a) On the date hereof, the authorized capital stock of the Company consists of 50,000 shares of Common Stock and 63,000 shares of Preferred Stock. On the Closing Date, there will be 30,760 shares of Common Stock outstanding and 21,300 shares of Preferred Stock outstanding. The Company has reserved 33,000 shares of Preferred Stock for issuance to the holders of Preferred Stock as a payment in kind dividend.

            (b) Upon issuance, sale and delivery as contemplated by this Agreement, the Initial Common Stock and the Initial Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights. The Subsequent Preferred Stock will, when issued as contemplated by this Agreement, be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights. The Subscription Bonds Stock will, when issued in accordance with the terms of the Subscription Bonds, be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights.

            (c) Except for the Subscription Bonds, on the Closing Date there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company nor will there be any rights or options outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares of Common Stock, except for this Agreement and the Subscription Bonds.

3.4.     Consents and Approvals

            The creation, authorization, issuance, offer and sale of the Initial Common Stock, the Preferred Stock, the Subscription Bonds and the Subscription Bonds Stock do not require any consent, approval or action of, or filing, registration or qualification with, any governmental or judicial authority on the part of the Company or the vote, consent or approval in any manner of the holders of any security of the Company as a condition to the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder will not violate (i) the terms of the by-laws, or any agreement to which the Company is a party or by which it is bound or (ii) any federal or state law of Brazil or the United States.


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3.5.     Registration Rights

            Except as provided in the Registration Rights Agreement, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the securities laws of Brazil or any other jurisdiction.

3.6.     CVM Registration

            None of the Company's securities are registered, or required to be registered with the Comissao de Valores Mobiliarios (the "CVM") or any securities regulator of any other jurisdiction.

3.7.     Private Offering

            Neither the Company nor anyone acting on its behalf has sold or has offered any of the Securities for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Investors. Neither the Company nor anyone acting on its behalf shall offer the Securities for issue or sale to, or solicit any offer to acquire any of the same from anyone. Based upon the representations of the Investors set forth in Section 4, the offer, issuance and sale of the Securities are and will be exempt from the registration and prospectus delivery requirements of the securities laws of Brazil, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable securities laws of Brazil.

3.8.     Brokerage

            There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company and the Company agrees to indemnify and hold the Investors harmless against any costs or damages incurred as a result of any such claim.

3.9.     Use of Proceeds

            The Company shall use the proceeds of the sale of the Securities (a) to hire management and other employees for the Company, (b) to build out the infrastructure required for the business of the Company, (c) to provide working capital for the Company and (d) for the Company's general corporate purposes.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

4.1.     Representations and Warranties of the Investors

            (a) Each of the Investors severally and not jointly represents and warrants to the Company as follows:

                  (i) It has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

                  (ii) It is a validly existing organization, duly organized under the laws of its jurisdiction of organization.

                  (iii) It has taken, or prior to the Closing Date will have taken, all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally.

                  (iv) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Investor and such Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

                  (v) Such Investor, and each of its Affiliates that will acquire any Securities, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Securities contemplated hereby.

4.2.     Representations and Warranties of Multiponto and TVA

                  In addition to its representations and warranties made in
Section 4.1, each of Multiponto and TVA, severally but not jointly, represents and warrants to the Company and to the other Investors as follows:

                  (i) It has full power and legal right to execute and deliver the License Agreements to which it is a party and to perform its obligations thereunder.

                  (ii) It has taken all action necessary for the authorization, execution, delivery, and performance of the License Agreements to which it is a party and its obligations thereunder, and, upon execution and delivery by it, such License

Agreements shall constitute the valid and binding obligation of it, enforceable against it in accordance with its respective terms and conditions, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally.

4.3.     Representations and Warranties of IPC

            (a) IPC represents and warrants to the Company and to the other Investors as follows:

                  (i) San Francisco has full power and legal right to execute and deliver the License Agreement to which it is a party and to perform its obligations thereunder.

                  (ii) San Francisco is a validly existing organization, duly organized under the laws of Brazil.

                  (iii) San Francisco has taken all action necessary for the authorization, execution, delivery, and performance of the License Agreement to which it is a party and its obligations thereunder, and, upon execution and delivery by it, the License Agreement shall constitute its valid and binding obligation, enforceable against San Francisco in accordance with its terms and conditions, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

5.1.     Resale of Securities

            Each of the Investors severally covenants that it will not sell or otherwise transfer the Securities except pursuant to the terms and conditions of the Shareholders Agreement.

5.2.     Further Assurance

            Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby or by any other agreement attached hereto. Each such party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

SECTION 6.  INVESTORS' CLOSING CONDITIONS

            The obligation of the Investors to purchase and pay for the Initial Common Stock and the Initial Preferred Stock on the Closing Date, as provided in
Section 1 hereof, shall be subject
to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

6.1.     Representations and Warranties

            The representations and warranties of the Company and of IPC, Multiponto and TVA contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

6.2.     Compliance with Agreement

            The Company and Multiponto and TVA shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date.

6.3.     Officer's Certificate

            The Investors shall have received a certificate, dated the Closing Date, signed by the President of each of the Company, Multiponto and TVA certifying that the conditions specified in the foregoing Sections 6.1 and 6.2 hereof have been fulfilled.

6.4.     License Agreements

            Each of Multiponto, TVA and San Francisco shall have executed and delivered to the Company Operating Agreements, Powers of Attorney, Subscription Agreement, proxy to execute Subscription Agreements with the Subscribers, Promise of Assignment and Transfer of Permission and Rights Agreements, irrevocable proxies to persons chosen by mutual agreement with the Company for purposes of cooperating in all required proceedings with the Brazilian authorities, and related Equipment Acquisition Agreements, all in form and substance satisfactory to PageNet and Warburg (each a "License Agreement" and collectively "License Agreements"), and accompanied by such legal opinions as the Company may reasonably request. The transactions contemplated by each License Agreement shall have been consummated to the reasonable satisfaction of PageNet and Warburg.

6.5.     Employment Agreements

            Each of the employees of the Company listed on Schedule 6.5 shall have executed an Employment Agreement, substantially in the form attached as Exhibit B hereto (collectively, the "Employment Agreements").

6.6.     Shareholders Agreement

            The Company and each of the other parties thereto shall have executed the Shareholders Agreement, the form of which is attached as Exhibit C hereto (the "Shareholders Agreement").

6.7.     Technical Services Agreement

            The Company and Paging Network, Inc., a Delaware corporation, shall have executed the Technical Services Agreement, the form of which is attached as Exhibit D hereto (the "Technical Services Agreement").

6.8.     Registration Rights Agreement

            The Company and each of the other parties thereto shall have executed the Registration Rights Agreement, the form of which is attached as Exhibit E hereto (the "Registration Rights Agreement").

6.9.     Initial Board of Directors

            On the Closing Date, the Board of Directors shall consist of one designee of IPC, one designee of PageNet, two designees of Warburg and the Chief Executive Officer of the Company.

6.10.    Initial Operating Budget

            On the Closing Date, the Company shall have provided to the Investors a nine-month interim operating budget (which shall include monthly operating budgets).

6.11.    Legal Opinion

            On the Closing Date, the Company shall have provided to the Investors an opinion of counsel, which will cover (i) valid organization and existence of the Company, (ii) valid authorization, issuance and enforceability of Securities being issued at Closing, (iii) valid authorization and enforceability of all agreements being executed in connection with the Closing,
(iv) non-existence of conflicts with the by-laws or agreements to which the Company is a party or by which the Company is bound, or applicable laws or regulations, and (v) compliance with all applicable regulatory requirements.

SECTION 7.  COMPANY CLOSING CONDITIONS

            The obligation of the Company to issue and deliver the Initial Common Stock, the Initial Preferred Stock and the Subscription Bonds on the Closing Date, as provided in Section 1.2 hereof, shall be subject to the performance by the Investors of their agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

7.1.     Representations and Warranties

            The representations and warranties of each of the Investors contained in this Agreement shall be true on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

7.2.     Compliance with Agreement

            Each of the Investors shall have performed and complied with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

7.3.     Investors' Certificates

            The Company shall have received a certificate from each of the Investors, dated the Closing Date, signed by a duly authorized representative of such Investor, certifying that the conditions specified in the foregoing Sections 7.1 and 7.2 hereof have been fulfilled.

SECTION 8.  COVENANTS

8.1.     Financial and Business Information

            From and after the date hereof, the Company shall deliver to each of the Investors so long as such Investor owns any Securities:

            (a) Monthly and Quarterly Statements - as soon as practicable, and in any event within thirty (30) days after the close of each month of each fiscal year of the Company in the case of monthly statements and thirty-five
(35) days after the close of each of the first three fiscal quarters of each fiscal year of the Company in the case of quarterly statements, a consolidated balance sheet, statement of income and statement of cash flows of the Company and any Subsidiaries as at the close of such month or quarter and covering operations for such month or quarter, as the case may be, and the portion of the Company's fiscal year ending on the last day of such month or quarter, all in reasonable detail and prepared in accordance with both U.S. GAAP and Brazilian GAAP and reconciled with each other, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year. The Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (c) below.

            (b) Annual Statements - as soon as practicable after the end, of each fiscal year of the Company, and in any event within seventy-five (75) days thereafter, duplicate copies of:

                  (1) consolidated and consolidating balance sheets of the Company and any Subsidiaries at the end of such year; and

                  (2) consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and any Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized international standing selected by the Company, which is expected to be Ernst & Young, Auditores Independents S.C., which opinion shall state that such financial statements fairly present the financial position of the Company and any Subsidiaries on a consolidated basis and have been prepared in accordance with U.S. GAAP and Brazilian GAAP and reconciled with each other (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and the Company shall also provide comparisons of each pertinent item to the budget referred to in subsection (c) below.

            (c) Operating Budget - no later than thirty (30) days prior to the commencement of each fiscal year of the Company, the Operating Budget for such fiscal year.

            (d) Capital Budget - no later than thirty (30) days prior to the commencement of each fiscal year of the Company, the Capital Budget for such fiscal year.

            (e) Audit Reports - promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company and its Subsidiaries.

            (f) Other Reports - promptly upon their becoming available, one copy of each financial statement, report, or notice sent by the Company to stockholders generally, of each financial statement, report, or notice sent by the Company or any of its Subsidiaries to the CVM or any successor agency, if applicable, of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any Subsidiary with, or received by such Person in connection therewith from, any domestic or foreign securities exchange, the CVM or any successor agency or any foreign regulatory authority performing functions similar to the CVM, of any press release issued by the Company or any Subsidiary, and of any material of any nature whatsoever prepared by the CVM or any successor agency thereto or any other authority which relates to or affects in any way the Company or any Subsidiary.

            (g) Progress Report - prior to each regularly scheduled meeting of the Board of Directors, a narrative report shall be delivered to each of the Investors describing the activities of the Company and its Subsidiaries since the date of the last such report, including a description of business development, operating results and marketing efforts.

            (h) Requested Information - with reasonable promptness, the Company and its Subsidiaries shall furnish each of the Investors with such other data and information as from time to time may be reasonably requested.

8.2.     Inspection

            As long as an Investor directly or indirectly holds at least five percent (5%) of the outstanding Common Stock (including shares of Common Stock issuable upon the exercise of any options or subscription bonds), the Company shall permit such Investor, its nominees, assignees, and its representatives to visit and inspect any of the properties of the Company and its Subsidiaries, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Investor, its nominees, assignees and representatives the finances and affairs of the Company and any Subsidiaries), all at such reasonable times and as often as may be reasonably requested upon prior written notice.

8.3.     Confidentiality

            As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation information furnished pursuant to Sections 8.1 and 8.2 hereof) as constitutes or contains confidential business, financial or other information of the Company or any Subsidiary (the confidentiality of which is essential to the success of the business of the Company and its Subsidiaries), each of the

Investors covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives, including nominees, and assignees from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, partners, limited partners and other authorized representatives; provided, however, that each Investor may disclose or deliver any information or other material disclosed to or received by it should such Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order and, provided, further, that in connection with offerings by any Investor of interests in itself or any of its Affiliates, such Investor may disclose certain information, subject to the prior approval of the other Investors, to potential investors that are not competitors of the Company. The Investors hereby consent to the previous disclosure by Multiponto to certain prospective investors and by IPC to certain of its prospective limited partners (in each case identified on a separate schedule delivered to each of the other parties hereto) of information regarding the Company (including details regarding the Company's business plan) and the terms of the transaction contemplated by this Agreement. Notwithstanding the foregoing, if, and to the extent that, any Investor is a limited partnership, or resells or transfers the Securities acquired by it to a limited partnership of which such Investor (or another entity controlled by or under common control with such Investor) is the majority or controlling general partner, financial and other information regarding the Company of the type customarily included in a private placement memorandum offering interests in a private equity investment fund may be included in the private placement memorandum or other offering document used by such limited partnership in connection with the offering and sale of its interests. In addition, financial and other information regarding the Company of the type typically provided to limited partners in private equity investment funds with respect to the investments made by those funds may be provided on a periodic basis to the limited partners of such limited partnership, provided that under no circumstances will any proprietary information (which, for this purpose, excludes such financial information) of the Company be disclosed to such limited partners or shareholders. In the event of any termination of this Agreement prior to the Closing Date, the provisions of this Section 8.3 shall survive such termination and each Investor shall return to the Company all confidential material previously furnished to such Investor or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 8.3, "due care" means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information.

8.4.     Conduct of Business and Maintenance of Existence

            The Company shall, and shall cause its Subsidiaries to, continue to engage in business of the same general type as now conducted by it and/or contemplated to be conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Company shall, and shall cause its Subsidiaries to, require all of its employees or consultants to enter into appropriate confidentiality agreements to protect confidential information relating to the business of the Company and its Subsidiaries, including trade secrets.

8.5.     Compliance with Laws

            The Company shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders except where the failure to comply would not have a material adverse effect on the business, properties, operations, prospects or financial condition of the Company. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary of the Company (nor any officer, director, employee, agent of the Company or any of its Subsidiaries) will, directly or indirectly, make or authorize any payment, contribution or gift of money, property, or services, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

8.6.     Insurance

            The Company will maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size and credit standing engaged in similar business and owning similar properties, provided that such insurance is and remains available to the Company at commercially reasonable rates.

8.7.     Keeping of Books

            The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with U.S. GAAP and Brazilian GAAP.

8.8.     Securities Registers

            The ownership of Securities shall be evidenced by the Company's book of registration of shares and all transfers shall be duly recorded on the Company's book of transfer of shares.

8.9.     Notice of a Liquidity Event

            Promptly and in any event within two (2) Business Days after the occurrence of a Liquidity Event, the Company will give written notice thereof to the holders of all outstanding Preferred Stock, which notice shall (A) refer specifically to this Section 8.9, and (B) describe the Liquidity Event in reasonable detail. Within thirty (30) days after the date of such notice, the holders of a majority of the Preferred Stock then outstanding shall have the right to require the Company to redeem all the outstanding Preferred Stock, together with any accrued and unpaid dividends thereon. In the case that the Company has insufficient funds legally available to redeem all the outstanding Preferred Stock, the Company shall redeem the Preferred Stock pro rata.

            For purposes of this Agreement: a "Liquidity Event" will be deemed to have occurred at such time as the Company (A) winds up, liquidates or dissolves its affairs or enters into any transaction of merger or consolidation as a result of which the Investors, as a group, own less than fifty percent (50%) of the outstanding Voting Stock of the surviving corporation, or conveys, sells, leases or otherwise disposes of all or substantially all of its assets, whether in a single transaction or a series of related transactions or (B) issues any capital stock in a Qualified Initial Public Offering.

SECTION 9.  AMENDMENT AND WAIVER

9.1.     Requirements

            This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and each Investor.

9.2.     Solicitation of Preferred Stock Holders

            The Company will provide each holder of Preferred Stock (irrespective of the number of shares of Preferred Stock then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of this Agreement, pursuant to the first proviso of Section 9.1. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 9 to each holder of Preferred Stock promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite number of holders of Preferred Stock.

9.3.     Binding Effect, etc.

            Any amendment or waiver consented to as provided in this Section 9 that alters the rights or obligations of the holders of Preferred Stock applies equally to all holders of Preferred Stock and is binding upon them and upon each future holder of any shares of Preferred Stock and upon the Company without regard to whether any such shares have been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of Preferred Stock nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any holder of such Preferred Stock. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

SECTION 10.  INTERPRETATION OF THIS AGREEMENT

10.1.    Terms Defined

            As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

Affiliate: means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by or under direct or indirect common control with, such Person (provided that The Opportunity Fund shall not be deemed an Affiliate of Multiponto as long as its investments (i) are not in any person, partnership, corporation or other entity that provides facilities-based one-way or two-way paging or portable wireless messaging services (including without limitation a service that provides substantially the same service as VoiceNow(R) and other advanced paging services) in Brazil, or (ii) are limited to 10% or less of any publicly traded entity). For these purposes, independent of Brazilian law, a Person shall be deemed to control a corporation (i) where the shares of the corporation are not publicly traded, if such Person holds, directly or indirectly, fifty one percent (51%) or more of the Voting Stock of such corporation, or has the right (by contract or otherwise) to elect a majority or more of the board of directors of such corporation; and (ii) where the shares of the corporation are publicly traded, if such Person holds, directly or indirectly, twenty five percent (25%) or more of the Voting Stock of such corporation, or has the right (by contract or otherwise) to elect twenty five percent (25%) or more of the board of directors of such corporation. Each general partner of a partnership shall be deemed to control such partnership.

Board of Directors:  shall have the meaning set forth in Section 1.3.

Business  Day:  shall mean a day other than:  (i) a Saturday  or a Sunday,  or
(ii) any other day on which commercial banks in the State of New York, U.S.A. or in Sao Paulo or Rio de Janeiro, Brazil are required or authorized to close.

Capital Budget: shall mean an annual capital budget describing the intended capital investment strategy of the Company and its Subsidiaries, which shall have been approved by the Board of Directors.

Closing:  shall have the meaning set forth in Section 1.2(c).

Closing Date:  shall have the meaning set forth in Section 1.2(c).

Common Stock:  shall have the meaning set forth in Section 1.1.

Employment Agreements:  shall have the meaning set forth in Section 6.5.

Brazilian GAAP or U.S. GAAP: shall mean, respectively, Brazil or United States generally accepted accounting principles, applied on a consistent basis.

Initial Preferred Stock:  shall have the meaning set forth in Section 1.2(b).

Initial Common Stock:  shall have the meaning set forth in Section 1.2(a).

License Agreements:  shall have the meaning set forth in Section 6.4.

Lien: shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

Liquidity Event:  shall have the meaning set forth in Section 8.9.

Material Adverse Change: shall mean a material adverse change in the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole or otherwise, including, without limitation, the loss of, or the failure to obtain, licenses necessary for the normal conduct of the business of the Company and its Subsidiaries.

Operating Budget: shall mean a five-year operating budget of the Company and its Subsidiaries (the first year of which shall include monthly operating budgets), which shall have been approved by the Board of Directors.

Permitted Capital Expenditures: shall mean expenditures by the Company and its Subsidiaries which should be capitalized in accordance with Brazilian GAAP and which shall have been approved in the Operating Budget.

Person: shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

Preferred Stock:  shall have the meaning set forth in Section 1.1.

Qualified Initial Public Offering: shall mean an initial public offering of the Common Stock pursuant to a registration statement declared effective by the CVM or any other securities regulator pursuant to the Securities Laws of Brazil or any other jurisdiction in which the aggregate net proceeds received by the Company exceed $30 million.

Registration  Rights  Agreement:  shall have the  meaning set forth in Section
6.8.

Reais Equivalent: means the amount in Brazilian currency equivalent to U.S. Dollars as determined by the exchange rate applicable to foreign capital repatriation and dividend remittances quoted by Banco de Boston, at 11:00 a.m. on the relevant day (or by Banco de Brasil S.A. in the absence of a quotation by Banco de Boston).

Required Holders: shall mean, at any time, the holders of at least a majority of the Preferred Stock at the time outstanding (exclusive of Preferred Stock then owned by the Company or any of its Subsidiaries).

Securities: shall mean the Initial Common Stock, the Initial Preferred Stock, the Subsequent Preferred Stock, the Subscription Bonds and/or the

Subscription Bonds Stock.

Stock: shall mean the Initial Common Stock, the Initial Preferred Stock, the Subsequent Preferred Stock and the Subscription Bonds Stock.

Shareholders Agreement: shall have the meaning set forth in Section 6.6.

Subscription Bonds: shall have the meaning set forth in Section 2.

Subscription Bonds Stock: shall have the meaning set forth in Section 3.1(c).

Subsequent Closing Date:  shall have the meaning set forth in Section 1.3(b).

Subsequent Preferred Stock: shall have the meaning set forth in Section 1.3(a).

Subsidiary: shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a fifty percent (50%) interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

Technical Services Agreement: shall have the meaning set forth in Section 6.7.

Voting Stock: shall mean, with respect to any Person, any shares of stock or other equity interests of any class or classes of such Person whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

10.2.    Accounting Principles

            Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

10.3.    Directly or Indirectly

            Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

10.4.    Governing Law: Submission to Jurisdiction

            (a) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York applicable to contracts made and to be performed entirely within such State, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and each non-United States Investor hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York 10019 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Company agrees to designate a new designee, appointee and agent in New York City. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, at the address of such party set forth in
Section 11.1 hereof, such service to become effective thirty (30) days after such mailing.

            (b) Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

10.5.    Section Headings

            The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 11.  MISCELLANEOUS

11.1.    Notices

            (a) All communications under this Agreement shall be in writing and shall be delivered by hand, internationally recognized air courier or facsimile transmission, charges prepaid:

                  (1) if to Warburg, at 466 Lexington Avenue, New York, New York 10017, facsimile number (212) 878-9351 marked for attention of Douglas M. Karp (with a copy to Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022-4669, facsimile number (212) 821-8111, Attn:
Steven J. Gartner), or at such other address as Warburg may have furnished the Company in writing,

                  (2) if to PageNet, at 4965 Preston Park Blvd., Plano, Texas 75093, facsimile number (214) 985-6717, marked for attention of Barry A. Fromberg (with a copy to Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts 02110-1726, facsimile number (617) 951-8736, Attn: Roger D. Feldman), or at such other address as PageNet may have furnished the Company in writing; or

                  (3) if to IPC, at Rua Bandeira Paulista, 600-Conj. 64, Sao Paulo, Brazil, 04532-001, facsimile number 011-55-11-822-7177, marked for the attention of Donald Pearson (with a copy to Rogers & Wells, 200 Park Avenue, New York, New York 10166-0153, facsimile number (212) 878-8375, Attn: Laurence E. Cranch), or at such other address as it may have furnished in writing to the Investors.

                  (4) if to Multiponto, at Avenida Presidente Wilson No. 231, 28(degrees) Andar (parte), Rio de Janeiro, Brazil, facsimile number 011-55-21-240-1667, marked for the attention of Daniel Dantas (with a copy to Arthur Carvalho, facsimile number 011-55-21-220-3445), or at such other address as it may have furnished in writing to the Investors.

                  (5) if to TVA, at Rua do Rocio 351, 9th Floor, Sao Paulo, Brazil, 04552-904, facsimile number 011-55-11-822-9335, marked for the attention of Luis Carlos Guizelini Balieiro (with a copy to Basch & Rameh, Rua Barao de Capanema, No. 343, 13th Floor, Sao Paulo, Brazil, 01411-011, facsimile number 011-55-11-852-9447, Attn: Ken Basch and Carlos Rameh), or at such other address as it may have furnished in writing to the Investors.

                  (6) if to the Company, at Avenida das Nacoes Unidas, 12,551 World Trade Center, 17th Floor, Suite 26, Sao Paulo, Brazil, facsimile number 011-55-11-521-1814, marked for the attention of the President (with a copy to Xavier, Bernardes, Braganca, Av. Brasil 1980, Sao Paulo, Brazil, facsimile number 011-55-11-282-5580, Attn: M. Regina Lynch), or at such other address as it may have furnished in writing to the Investors; or

            (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the third Business Day following the date of such mailing; if mailed by registered or certified airmail, on the sixth Business Day after the date of such mailing and if sent be facsimile transmission, on the date of its receipt.

11.2.    Expenses and Taxes

            (a) The Company agrees to pay the reasonable attorneys' fees and disbursements incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, said payment to be made no later than thirty (30) days after a bill for such fees and/or disbursements has been sent to the Company.

            (b) The Company will pay, and save and hold the Investors harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery of this Agreement or the acquisition of the Stock or the shares of Common Stock issuable upon conversion of the Stock.

11.3.    Reproduction of Documents

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for certificates or instruments evidencing the Securities themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by the Investors by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction, to the extent permissible by the applicable procedural law, shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.4.    Termination and Survival

            All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, regardless of any investigation made at any time by or on behalf of the Company or any Investor. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

11.5.    Successors and Assigns

            This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

11.6.    Entire Agreement

            This Agreement and the Exhibits hereto embody the entire agreement and understanding with respect to the subject matter hereof among the parties and supersede all prior agreements and understandings relating thereto.

11.7.    Limitation on Enforcement of Remedies

            The Company hereby agrees that it will not assert against the limited partners or stockholders of any of the Investors any claim it may have under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder.

11.8.    Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF the parties herein have executed this Agreement as of the date first above written.

                                    PAGING NETWORK DO BRASIL S.A.


                                    By:   /s/ Thomas C. Trynin
                                          -----------------------------
                                          Name:  Thomas C. Trynin
                                          Title:  President

                                    PAGING NETWORK INTERNATIONAL N.V.


                                    By:   /s/ Jose Roberto Opice
                                          -----------------------------
                                          Name: Jose Roberto Opice
                                          Title:  Attorney-in-fact

                                    WARBURG, PINCUS VENTURES, L.P.
                                    By: WARBURG, PINCUS & CO.,
                                        its General Partner


                                    By:   /s/ Douglas M. Karp
                                          -----------------------------
                                          Name: Douglas M. Karp
                                          Title: Partner

                                    IVP PAGING (CAYMAN) L.P.
                                    By IVP International Venture Partners,
                                    Inc., its General Partner


                                    By:   /s/Donald Pearson
                                          -----------------------------
                                          Name: Donald Pearson
                                          Title:  Managing Partner

                                    MULTIPONTO TELECOMMUNICACOES LTDA.


                                    By:   /s/ Eduardo Penido Monteiro
                                          -----------------------------
                                          Name: Eduardo Penido Monteiro
                                          Title:  Attorney-in-fact

                                    TVA SISTEMA DE TELEVISAO S.A.


                                    By:   /s/ Admilson Ferreria
                                          /s/ Marcelo Vaz Bonini
                                          -----------------------------
                                          Name: Admilson Ferreria
                                          Name: Marcelo Vaz Bonini
                                          Title:  Attorneys-in-fact

                                 SCHEDULE 1.2(a)

                              Initial Common Stock

                                                                        TOTAL
                                        NUMBER        PRICE PER       PURCHASE
                                      OF SHARES         SHARE          PRICE

Warburg, Pincus Ventures, L.P.           19,996         $1.00        $19,996.00

IVP Paging (Cayman) L.P.                  7,998         $1.00         $7,998.00

Multiponto Telecommunicacoes Ltda.        2,000         $1.00         $2,000.00

Paging Network International N.V.             1         $1.00             $1.00

TVA Sistema de Televisao S.A.                 1         $1.00             $1.00

Warburg, Pincus Ventures, L.P.                4                           $4.00
board designees and alternates

IVP Paging (Cayman) L.P. board                2                           $2.00
designee and alternate

Paging Network International N.V.             2                           $2.00
board designee and alternate

                               SCHEDULE 1.2(b)(1)

                             Initial Preferred Stock

                                                                        TOTAL
                                        NUMBER        PRICE PER       PURCHASE
             INVESTOR                 OF SHARES         SHARE           PRICE
Warburg, Pincus Ventures, L.P.           14,200        $1,000       $14,200,000

IVP Paging (Cayman) L.P.                  5,680        $1,000        $5,680,000

Multiponto Telecommunicacoes Ltda.        1,420        $1,000        $1,420,000

                               SCHEDULE 1.2(b)(2)

                              Investor Expenditures

                   Name                                   Amount
--------------------------------------------------------------------------------
Warburg, Pincus Ventures, L.P.                          $1,000,000
IVP Paging (Cayman) L.P.                                  $775,000
Paging Network International N.V.                         $750,000
Muliponto Telecommunicacoes Ltda.                           $0
TVA Sistema de Televisao S.A.                               $0

                                 SCHEDULE 1.3(a)

                     Subsequent Preferred Stock Percentages

                  INVESTOR                            PERCENTAGE

Warburg, Pincus Ventures, L.P.                          66.667

IVP Paging (Cayman) L.P.                                26.667

Multiponto Telecommunicacoes Ltda.                       6.667

                                     SCHEDULE 2.1

                                  Subscription Bonds

                INVESTOR                    NUMBER OF     EXERCISE    TOTAL
                                            SHARES OF    PRICE PER   EXERCISE
                                              STOCK        SHARE      PRICE

Paging Network International N.V.              7,997        $1.00     $7,997
Multiponto Telecommunicacoes Ltda.             1,000        $1.00     $1,000
TVA Sistema de Televisao S.A.                    999        $1.00       $999

                                  SCHEDULE 3.2

                                  Subsidiaries
NONE.

                                  SCHEDULE 6.5

                                  Key Employees

Thomas Trynin
Marco Fregenal